KRONOS WORLDWIDE REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS…November 6, 2013… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss for the third quarter of 2013 of $29.9 million, or $.26 per share, compared with net income of $35.2 million, or $.30 per share, for the third quarter of 2012.  For the first nine months of 2013, Kronos Worldwide reported a net loss of $104.9 million, or $.91 per share, compared with net income of $236.6 million, or $2.04 per share in the first nine months of 2012.  Comparability of the Company’s results was impacted by lower income from operations in 2013, principally due to lower average TiO2 selling prices and a litigation settlement charge in 2013 as well as higher raw materials costs in the year-to-date period, as discussed further below.

Net sales of $419.1 million in the third quarter of 2013 were $53.8 million, or 11%, lower than in the third quarter of 2012.  Net sales of $1,363.8 million in the first nine months of 2013 were $215.7 million, or 14%, lower than in the first nine months of 2012.  Net sales decreased in the third quarter and first nine months of 2013 primarily due to lower average TiO2 selling prices partially offset by higher sales volumes.  The Company’s average TiO2 selling prices decreased 18% in the third quarter of 2013 as compared to the third quarter of 2012, and decreased 21% in the first nine months of the year as compared to the same prior year period.  The Company’s average TiO2 selling prices at the end of the third quarter of 2013 were 1% higher than at the end of the second quarter of 2013 and were 7% lower than at the end of 2012.  TiO2 sales volumes in the third quarter of 2013 were approximately 4% higher as compared to the third quarter of 2012 due to higher customer demand in European markets partially offset by lower sales in export and North American markets, and were 8% higher in the first nine months of 2013 due to higher customer demand primarily in European and certain export markets, partially offset by decreased demand in North American markets.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $12 million in the third quarter and approximately $10 million in the first nine months of 2013.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2013 was $2.4 million compared to segment profit of $42.0 million in the third quarter of 2012.  Segment profit declined in the third quarter of 2013 primarily due to the net effects of lower average TiO2 selling prices, lower raw material costs and higher sales and production volumes. For the year-to-date period, the Company’s segment loss was $85.3 million compared with segment profit of $369.1 million in the first nine months of 2012.  Segment profit for the year-to-date 2013 period decreased due to the net effects of lower average TiO2 selling prices, higher raw materials costs and higher sales volumes.  As expected, the cost of sales per metric ton of TiO2 sold in the third quarter of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the third quarter of 2012, primarily due to lower feedstock ore costs.  Our cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products we sold in the first quarter of 2013 (and a portion of the TiO2 products we sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.  Kronos’ TiO2 production volumes were 15% higher in the third quarter of 2013 as compared to the third quarter of 2012, and were 1% higher in the year-to-date period.  During the first nine months of 2013, Kronos operated its facilities at approximately 88% of practical capacity primarily to align production and inventory levels to current and anticipated near-term customer demand levels.  Segment profit comparisons in 2013 were favorably affected by unabsorbed fixed production costs incurred in the third quarter and year-to-date periods of 2012 resulting from reduced production volumes.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $1 million in the third quarter and decreased segment profit by approximately $7 million in the year-to-date period.

Corporate expense in the third quarter of 2013 includes a pre-tax litigation settlement charge of $35 million ($22.5 million, or $.19 per share, net of income tax benefit).

As previously reported, in June 2012, we entered into a $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding of our 6.5% Senior Secured Notes due April 2013.  As a result, we recognized a second quarter 2012 charge of $7.2 million ($4.7 million, or $.04 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  In July 2013, we voluntarily prepaid the remaining $100 million principal amount outstanding under our term loan, using $50 million of our cash on hand as well as borrowings of $50 million under our revolving North American credit facility.  As a result of such prepayments, the Company’s results in 2013 include a first quarter pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit) and a third quarter pre-tax charge of $2.3 million ($1.5 million, or $.01 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

The Company’s income tax benefit in the third quarter of 2012 includes an incremental tax benefit of $11.1 million as we determined during the third quarter of 2012 that due to global changes in the business we would not remit certain dividends from non-U.S. jurisdictions.  As a result, certain tax attributes were available for carryback to offset prior year tax expense.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2012	2013	2012	2013

Net sales	$472.9	$419.1	$1,579.5	$1,363.8
Cost of sales	386.9	371.9	1,068.7	1,303.1

Gross margin	86.0	47.2	510.8	60.7

Selling, general and administrative expense	43.3	44.7	139.2	143.4
Other operating income (expense):
Currency transactions, net	(1.0)	(.3)	(.5)	(1.4)
Other income (expense), net	.3	.1	(2.2)	(1.4)
Corporate expense	(3.5)	(39.3)	(10.4)	(46.1)

Income (loss) from operations	38.5	(37.0)	358.5	(131.6)

Other income (expense):
Trade interest income	-	.1	.2	.2
Other interest and dividend income	2.3	.2	6.4	.7
Loss on prepayment of debt	-	(2.3)	(7.2)	(8.9)
Interest expense	(7.0)	(4.5)	(20.0)	(16.6)

Income (loss) before income taxes	33.8	(43.5)	337.9	(156.2)

Income tax expense (benefit)	(1.4)	(13.6)	101.3	(51.3)

Net income (loss)	$35.2	$(29.9)	$236.6	$(104.9)

Net income (loss) per basic and diluted share	$.30	$(.26)	$2.04	$(.91)

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	116	121	368	397
Production volumes	98	113	356	359

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2012	2013	2012	2013

Segment profit (loss)	$42.0	$2.4	$369.1	$(85.3)

Adjustments:
Trade interest income	-	(.1)	(.2)	(.2)
Corporate expense	(3.5)	(39.3)	(10.4)	(46.1)

Income (loss) from operations	$38.5	$(37.0)	$358.5	$(131.6)

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(18)%	(21)%
TiO2 sales volume	4	8
TiO2 product mix	1	(2)
Changes in currency exchange rates	2	1

Total	(11)%	(14)%